      As filed with the Securities and Exchange Commission on April 9, 1999

                                                 REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                            GABLES RESIDENTIAL TRUST
             (Exact name of Registrant as specified in its charter)

            MARYLAND                                             58-2077868
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                              2859 PACES FERRY ROAD
                            OVERLOOK III, SUITE 1450
                             ATLANTA, GEORGIA 30339
                                 (770) 436-4600
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                                MARCUS E. BROMLEY
                             CHIEF EXECUTIVE OFFICER
                            GABLES RESIDENTIAL TRUST
                              2859 PACES FERRY ROAD
                            OVERLOOK III, SUITE 1450
                             ATLANTA, GEORGIA 30339
                                 (770) 436-4600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:

                             GILBERT G. MENNA, P.C.
                            ETTORE A. SANTUCCI, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881
                                 (617) 570-1000

                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X}

         If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                     Proposed Maximum     Proposed Maximum
                                    Amount to be    Offering Price Per   Aggregate Offering       Amount of
Title of Shares Being Registered     Registered          Share(1)             Price(1)         Registration Fee
---------------------------------------------------------------------------------------------------------------
Common Shares of Beneficial
Interest, par value $.01 per share   2,348,416         $ 22.46875          $ 52,765,972           $14,668.94

===============================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on April 1, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION. DATED APRIL 9, 1999.



PROSPECTUS


                                2,348,416 SHARES



                            GABLES RESIDENTIAL TRUST



                                  COMMON SHARES


                                   ----------


         The selling shareholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 2,348,416 common shares of Gables Residential Trust. The selling shareholders may only offer these shares for sale if they exercise their right to tender their units of Gables Realty Limited Partnership, our operating partnership, for cash, and we exercise our right to issue common shares to them instead of cash. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but we have agreed to bear the expenses of registering such shares.


         Our common shares are listed on the New York Stock Exchange under the symbol GBP.


                                   ----------


         Investing in our common shares involves risk. In considering whether to invest, you should carefully consider the matters discussed under "Risk Factors" beginning on page 4 of this prospectus.


                                   ----------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.


                                   ----------


                 The date of this prospectus is April __, 1999.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common shares.

         Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer collectively to Gables Residential Trust, a Maryland real estate investment trust, and its subsidiaries, including Gables Realty Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.


                                   ----------


                            GABLES RESIDENTIAL TRUST

         - We are one of the largest owners, operators, developers and acquirors of multifamily apartment communities in the southeastern and southwestern regions of the United States. We have a strategic focus on the ownership of Class AA/A multifamily apartment communities that are situated in urban locations or master-planned communities near major employment centers in these regions.

         - We obtain ownership in apartment communities by developing vacant land into a new community or by acquiring an existing community which we sometimes reposition or redevelop. In selecting sites for development, redevelopment or acquisition, we focus on locations with close proximity to expanding employment centers and convenience to recreation areas, entertainment, shopping and dining. As a result, we believe that the communities we currently own and the land parcels on which we have the right to develop communities are attractive to the type of residents we seek.

         - We are a real estate investment trust that was organized under the laws of the State of Maryland in 1993 to continue and expand the operations of our privately owned predecessor organization. We have elected to be taxed as a real estate investment trust for federal income tax purposes and operate principally through Gables Realty Limited Partnership, a Delaware limited partnership. We are currently an 80.3% economic owner of the common equity of Gables Realty Limited Partnership. We control Gables Realty Limited Partnership through Gables GP, Inc., a Texas corporation and a wholly-owned subsidiary, which is the sole general partner of Gables Realty Limited Partnership.

         - Our executive offices are located at 2859 Paces Ferry Road in Atlanta, Georgia 30339 and our telephone number is (770) 436-4600.


--------------------------------------------------------------------------------
                                        2

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                                  THE OFFERING

         This prospectus relates to up to 2,348,416 common shares that may be offered for sale by the selling shareholders if, and to the extent that, they tender their common units of Gables Realty Limited Partnership for cash, and we exercise our right to issue common shares to them instead of cash. Gables Realty Limited Partnership originally issued these units to the selling shareholders in connection with our acquisition of the properties and operations of Trammell Crow Residential South Florida. In connection with this acquisition, we entered into a registration rights and lock-up agreement with the selling shareholders who are the former owners of Trammell Crow Residential South Florida. Under the terms of that agreement, the selling shareholders may not tender their units for redemption until after April 1, 1999, which is the first anniversary of the acquisition. We are registering the common shares covered by this prospectus in order to fulfill our contractual obligations under the registration rights and lock-up agreement. Registration of these shares does not necessarily mean that all or any portion of such shares will be offered for sale by the selling shareholders.

         Pursuant to the Fourth Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership, unitholders may tender their common units of Gables Realty Limited Partnership for cash equal to the value of an equivalent number of our common shares. In lieu of delivering cash, however, we may, at our option, choose to acquire any units so tendered by issuing common shares in exchange for the units. The shares will be exchanged for units on a one-for-one basis. This one-for-one exchange ratio may be adjusted to prevent dilution.

         We have agreed to bear the expenses of the registration of the common shares under federal and state securities laws, but we will not receive any proceeds from the sale of any common shares offered under this prospectus.

                     TAX STATUS OF GABLES RESIDENTIAL TRUST

         We have elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our shareholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.


--------------------------------------------------------------------------------
                                        3

                                  RISK FACTORS

         Before you invest in our common shares, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our common shares. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 11.


DEVELOPMENT AND CONSTRUCTION RISKS COULD IMPACT OUR PROFITABILITY.

         We intend to continue to develop and construct multifamily apartment home communities. Our development and construction activities may be exposed to the following risks:

         - we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to the project for which we are unable to obtain permits or authorizations;

         - we may abandon development opportunities that we have already begun to explore and as a result we may fail to recover expenses already incurred in connection with exploring such development opportunities;

         - we may incur construction costs for a community which exceed our original estimates due to increased materials, labor or other costs, which could make completion of the community uneconomical and we may not be able to increase rents to compensate for the increase in construction costs;

         - occupancy rates and rents at a newly completed development may fluctuate depending on a number of factors, including market and economic conditions, and may result in the community not being profitable;

         - we may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development; and

         - we may be unable to complete construction and lease-up of a community on schedule, resulting in increased debt service expense and construction or reconstruction costs.

         Construction costs have been increasing in our target markets, and the cost to update acquired communities has, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. Our inability to charge rents that will be sufficient to offset the effects of any increases in reconstruction costs may impact our profitability.

ACQUISITIONS MAY NOT YIELD ANTICIPATED RESULTS.

         We intend to continue to acquire multifamily apartment home communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

         - the acquired property may fail to perform as we expected in analyzing our investment; and

         - our estimate of the costs of repositioning or redeveloping the acquired property may prove inaccurate.

POLICY OF LIMITING DEBT LEVEL MAY BE CHANGED.

         While our current policy is not to incur debt that would make a ratio of debt-to-total-market-capitalization greater than 60%, our Amended and Restated Declaration of Trust, as amended, and Second Amended and Restated Bylaws, as amended, do not contain any such limitations. Our ratio of debt-to-total-market-capitalization as of December 31, 1998 was approximately 46.8%. Throughout this prospectus we will refer to our Amended and Restated Declaration of Trust, as amended, as our "declaration of trust" and to our Second Amended and Restated Bylaws, as amended, as our "bylaws." Because we do not have any debt incurrence restrictions in our declaration of trust or bylaws, we could increase the amount of outstanding debt at any time. In the event that the price of our common shares increases, we could incur additional debt without increasing the ratio of debt-to-total-market-capitalization and without a concurrent increase in our ability to service such additional debt.

INCURRENCE OF ADDITIONAL DEBT AND RELATED ISSUANCE OF EQUITY MAY BE DILUTIVE TO SHAREHOLDERS.

         Future issuance of equity may dilute the interest of existing shareholders. To the extent that additional equity securities are issued to finance future developments and acquisitions instead of incurring additional debt, the interests of our existing shareholders could be diluted. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity.

INSUFFICIENT CASH FLOW COULD AFFECT OUR DEBT FINANCING AND CREATE REFINANCING RISK.

         We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Although we may be able to use cash flow to make future principal payments, we cannot assure you that sufficient cash flow will be available to make all required principal payments. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

RISING INTEREST RATES WOULD INCREASE INTEREST COSTS AND COULD AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

         We expect to incur variable rate debt under credit facilities in connection with the acquisition, construction and reconstruction of multifamily apartment communities in the future, as well as for other purposes. Accordingly, if interest rates increase, so will our interest costs to the extent the variable rate increase is not hedged effectively. In addition, an increase in market interest rates may lead purchasers of our common shares to demand a higher annual yield, which could adversely affect the market price of our outstanding common shares.

INTEREST RATE HEDGING CONTRACTS MAY INVOLVE MATERIAL CHANGES AND MAY NOT PROVIDE ADEQUATE PROTECTION.

         From time to time when we anticipate offerings of debt securities, we may seek to decrease our exposure to fluctuations in interest rates during the period prior to the pricing of the securities by entering into interest rate hedging contracts. We may do so to increase the predictability of our financing costs. Also, from time to time we rely on interest rate hedging contracts to offset our exposure to moving interest rates with respect to debt financing arrangements at variable interest rates. The settlement of interest rate hedging contracts has in the past and may in the future involve charges to earnings that may be material in amount. Such charges are typically driven by the extent and timing of fluctuations in interest rates. Despite our efforts to minimize our exposure to interest rate fluctuations, there is no guarantee that we will be able to maintain our hedging contracts at their existing levels of coverage or that the amount of coverage maintained will cover all of our outstanding indebtedness at any such time. If our efforts are unsuccessful, we may not meet our objective of reducing the extent of our exposure to interest rate fluctuations.

BOND COMPLIANCE REQUIREMENTS COULD LIMIT INCOME AND RESTRICT USE OF COMMUNITIES AND CAUSE FAVORABLE FINANCING TO BECOME UNAVAILABLE.

         Some of our multifamily apartment communities are financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." The bond compliance requirements for our current tax-exempt bonds, and the requirements of any future tax-exempt bond financing, may have the effect of limiting our income from communities subject to such financing. Under the terms of our tax-exempt bonds, we must comply with various restrictions on the use of the communities financed by such bonds, including a requirement that a percentage of apartments be made available to low and middle income households.

         In addition, some of our tax-exempt bond financing documents require that a financial institution guarantee payment of the principal of, and interest on, the bonds. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or we are unable to renew the applicable guarantee or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

FAILURE TO GENERATE SUFFICIENT REVENUE COULD LIMIT CASH FLOW AVAILABLE FOR DISTRIBUTIONS TO SHAREHOLDERS.

         If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our shareholders will be adversely affected. The following factors, among others, may adversely affect the revenues generated by our apartment communities:

         -        the national and local economic climates;

         - local real estate market conditions, such as oversupply of apartment homes;

         - the perceptions by prospective residents of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

         - our ability to provide adequate management, maintenance and insurance; and

         - increased operating costs, including real estate taxes and utilities.

         Significant expenditures associated with each investment such as debt service payments, if any, real estate taxes, insurance and maintenance costs are generally not reduced when circumstances cause a reduction in income from a community. For example, if we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

UNFAVORABLE CHANGES IN MARKET AND ECONOMIC CONDITIONS COULD HURT OCCUPANCY OR RENTAL RATES.

         The market and economic conditions in metropolitan areas of the southeastern and southwestern regions of the United States may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in those markets include the following:

         - the economic climate which may be adversely impacted by plant closings, industry slowdowns and other factors;

         - real estate conditions such as an oversupply of, or a reduced demand for, apartment homes;

         - a decline in household formation that adversely affects occupancy or rental rates;

         - the inability or unwillingness of residents to pay rent increases;

         - the potential effect of rent control or rent stabilization laws, or other laws regulating housing, on any of our communities, which could prevent us from raising rents to offset increases in operating costs; and

         - the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

         Any of these risks could adversely affect our ability to achieve our desired yields on our communities and to make expected distributions to shareholders.

DIFFICULTY OF SELLING APARTMENT COMMUNITIES COULD LIMIT FLEXIBILITY.

         Real estate in the metropolitan areas of the southeastern and southwestern regions of the United States can be hard to sell, especially if market conditions are poor. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our shareholders.

INCREASED COMPETITION COULD LIMIT OUR ABILITY TO LEASE APARTMENT HOMES OR INCREASE OR MAINTAIN RENTS.

         Our apartment communities in metropolitan areas compete with numerous housing alternatives in attracting residents, including other rental apartments and single-family homes that are available for rent, as well as new and existing single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartment homes and to increase or maintain rents.

SIGNIFICANT NEW OPERATIONS AND ACQUIRED COMMUNITIES UNDER MANAGEMENT REQUIRE INTEGRATION WITH THE EXISTING BUSINESS AND, IF NOT PROPERLY INTEGRATED, COULD CREATE INEFFICIENCIES.

         Our ability to manage growth effectively will require us, among other things, to successfully apply our experience in managing our existing portfolio of multifamily apartment communities to a larger number of properties. In addition, we must be able to successfully manage the integration of new management and operations personnel as our organization grows in size and complexity.

FAILURE TO SUCCEED IN NEW MARKETS MAY LIMIT GROWTH.

         We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience in the southeastern and southwestern regions of the United States does not ensure that we will be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

         - a lack of market knowledge and understanding of the local economies;

         - an inability to obtain land for development or to identify acquisition opportunities;

         -        an inability to obtain construction tradespeople; and

         - an unfamiliarity with local governmental and permitting procedures.

DECREASE OF FEE MANAGEMENT BUSINESS WOULD RESULT IN DECREASE IN REVENUES.

         We manage properties owned by third parties for a fee. Most of our management contracts are terminable upon 30-days notice. There is a risk that the management contracts will be terminated and/or that the rental revenues upon which management fees are based will decline and management fee income will decrease accordingly.

SHARE OWNERSHIP LIMIT MAY PREVENT TAKEOVERS BENEFICIAL TO SHAREHOLDERS.

         For us to maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term "individuals" includes a number of specified entities. See "Federal Income Tax Considerations and Consequences of Your Investment" beginning on page 21. Our declaration of trust includes restrictions regarding transfers of our shares of beneficial interest and ownership limits that are intended to assist us in satisfying such limitations. The ownership limit may have the effect of delaying, deferring or preventing someone from taking control of us, even though such a change of control could involve a premium price for our shareholders or otherwise could be in our shareholders' best interests. See "Limits on Ownership of Shares of Beneficial Interest" beginning on page 16.

LIMITS ON CHANGES IN CONTROL MAY DISCOURAGE TAKEOVER ATTEMPTS BENEFICIAL TO SHAREHOLDERS.

         Our declaration of trust, our bylaws and Maryland law may have the effect of discouraging a third party from attempting to acquire us which makes a change in control more unlikely. The result may be a limitation on the opportunity for shareholders to receive a premium for their common shares over then-prevailing market prices. See "Important Provisions of Maryland Law and Our Declaration of Trust and Bylaws" beginning on page 18.

COMPLIANCE OR FAILURE TO COMPLY WITH AMERICANS WITH DISABILITIES ACT AND OTHER SIMILAR LAWS COULD RESULT IN SUBSTANTIAL COSTS.

         The Americans with Disabilities Act generally requires that public accommodations, including office buildings and hotels be made accessible to disabled persons. Noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to our shareholders.

         A number of additional federal, state and local laws exist that impact our communities with respect to access thereto by disabled persons. For example, the Fair Housing Act of 1988 requires that apartment communities first occupied after March 13, 1990 be accessible to the handicapped. Noncompliance with the Fair Housing Act of 1988 could result in the imposition of fines or an award of damages to private litigants.

         We cannot predict the ultimate cost of compliance with the Americans with Disabilities Act or other similar legislation. The costs could be substantial.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST WOULD CAUSE US TO BE TAXED AS A CORPORATION WHICH WOULD SIGNIFICANTLY LOWER FUNDS AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code as to which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a real estate investment trust for federal income tax purposes or the federal income tax consequences of such qualification.

         If, in any taxable year, we fail to qualify as a real estate investment trust, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a real estate investment trust would significantly reduce or eliminate the amount of funds available for distribution to our shareholders. Furthermore, we would no longer be required to make distributions to our shareholders. See "Federal Income Tax Considerations and Consequences of Your Investment" beginning on page 21.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS.

         We are in the business of acquiring, owning, operating and developing real estate properties. From time to time we will sell to third parties some of our properties. Under various federal, state and local environmental laws, we may be required, often regardless of our knowledge or responsibility but solely because of our current or previous ownership or operation of real estate, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by us in connection with any contamination. These costs could be substantial. The presence of such substances or the failure to properly remediate the contamination may materially and adversely affect our ability to borrow against, sell or rent the affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information electronically with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the New York Stock Exchange because our common shares are listed and traded on the New York Stock Exchange.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         This prospectus is part of a registration statement that we have filed with the SEC to register the common shares offered in this prospectus. This prospectus does not repeat important information that you can find in our registration statement and its exhibits or in the reports and other documents that we file with the SEC. Our SEC file number is 001-12590. The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus and the documents listed below.

         We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the common shares offered in this prospectus are sold:

         -        our Annual Report on Form 10-K for the year ended December 31,
                  1998;

         - our Proxy Statement dated April 12, 1999 prepared in connection with our Annual Meeting of Shareholders held on May 25, 1999;

         - our Current Reports on Form 8-K dated March 8, 1999 and April 5, 1999; and

         - the description of our common shares contained in our Registration Statement on Form 8-A, including all amendments and reports updating such description.

         YOU MAY REQUEST A COPY OF THESE DOCUMENTS INCORPORATED BY REFERENCE, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE TO AN EXHIBIT IN THIS PROSPECTUS, AT NO COST BY WRITING OR TELEPHONING US AT THE FOLLOWING
ADDRESS: GABLES RESIDENTIAL TRUST, 2859 PACES FERRY ROAD, OVERLOOK III, SUITE 1450, ATLANTA, GEORGIA 30339, ATTENTION: CHIEF FINANCIAL OFFICER. OUR TELEPHONE NUMBER IS (770) 436-4600.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated by reference into this prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use the words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions, they are generally forward-looking statements. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

         -        our declaration or payment of distributions;

         - our potential developments or acquisitions or dispositions of properties, assets or other public or private companies;

         - our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

         - our qualification as a real estate investment trust under the Internal Revenue Code;

         - the real estate markets in the southeastern and southwestern regions of the United States and in general;

         -        the availability of debt and equity financing;

         -        interest rates;

         -        general economic conditions; and

         - trends affecting our financial condition or results of operations.

         You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. In addition to the factors discussed under the preceding "Risk Factors" section, some of the factors that might cause these differences include, but are not limited to, the following:

         - we may fail to secure or may abandon development opportunities;

         - construction costs of a community may exceed original estimates;

         - construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;

         - occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond our control;

         - financing may not be available to us, or may not be available on favorable terms;

         - our cash flow may be insufficient to meet required payments of principal and interest; and

         - our existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of the existing indebtedness.

         We caution you that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                   OUR COMPANY


GABLES RESIDENTIAL TRUST

         - We are one of the largest owners, operators, developers and acquirors of multifamily apartment communities in the southeastern and southwestern regions of the United States. We have a strategic focus on the ownership of Class AA/A multifamily apartment communities that are situated in urban locations or master-planned communities near major employment centers in these regions.

         - We obtain ownership in apartment communities by developing vacant land into a new community or by acquiring an existing community which we sometimes reposition or redevelop. In selecting sites for development, redevelopment or acquisition, we focus on locations with close proximity to expanding employment centers and convenience to recreation areas, entertainment, shopping and dining. As a result, we believe that the communities we currently own and the land parcels on which we have the right to develop communities are attractive to the type of residents we seek.

         - We are a real estate investment trust that was organized under the laws of the State of Maryland in 1993 to continue and expand the operations of our privately owned predecessor organization. We have elected to be taxed as a real estate investment trust for federal income tax purposes and operate principally through Gables Realty Limited Partnership, a Delaware limited partnership. We are currently an 80.3% economic owner of the common equity of Gables Realty Limited Partnership. We control Gables Realty Limited Partnership through Gables GP, Inc., a Texas corporation and a wholly-owned subsidiary, which is the sole general partner of Gables Realty Limited Partnership.

         - Our executive offices are located at 2859 Paces Ferry Road in Atlanta, Georgia 30339 and our telephone number is (770) 436-4600.

                          DESCRIPTION OF COMMON SHARES

         The following is a description of the material terms and provisions of our common shares. It may not contain all the information that is important to you. You can access complete information by referring to our declaration of trust and bylaws.

GENERAL

         Under our declaration of trust, we have authority to issue 100,000,000 common shares, par value $.01 per share. As of March 1, 1999, 26,361,558 common shares were issued and outstanding. In addition, as of March 1, 1999, 6,448,391 common units of Gables Realty Limited Partnership which are exchangeable for common shares on a one-for-one basis were outstanding. All common shares, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for the outstanding common shares will have been paid at the time of issuance and that any holder of our common shares will not later be required to pay us any additional money for such common shares.

DIVIDENDS

         Subject to the preferential rights of any other shares of beneficial interest or the provisions of our declaration of trust regarding excess shares, holders of common shares may receive distributions out of assets that we can legally use to pay distributions, when and if, they are authorized and declared by our Board of Trustees. Each common shareholder shares in the same proportion as other common shareholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are wound up.

VOTING RIGHTS

         Subject to the provisions of our declaration of trust regarding excess shares, holders of common shares will have the exclusive power to vote on all matters presented to our shareholders, including the election of trustees, except as otherwise provided by Maryland law or as provided with respect to any other shares of beneficial interest. Holders of common shares are entitled to one vote per share. There is no cumulative voting in the election of our trustees, which means that at any meeting of our shareholders, the holders of a majority of the outstanding common shares can cast all of their votes for each trustee to be elected at such meeting, elect all of the trustees then standing for election and the votes held by the holders of the remaining common shares will not be sufficient to elect any trustee.

OTHER RIGHTS

         Subject to the provisions of our declaration of trust regarding excess shares, all common shares have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland law.

         Holders of common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

         Our declaration of trust prohibits us from merging or selling all or substantially all of our assets without the approval of a majority of the outstanding shares that are entitled to vote on such matters. In addition, Gables Realty Limited Partnership's partnership agreement requires that such actions also be approved by partners holding 75% of the common units of Gables Realty Limited Partnership.

RESTRICTIONS ON OWNERSHIP

         For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic exchange of shares in excess of this ownership restriction into excess shares to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Shares of Beneficial Interest" beginning on page 16.

TRANSFER AGENT

         The transfer agent and registrar for our common shares is BankBoston, N.A., Boston, Massachusetts.

PREFERRED SHARES

         Under our declaration of trust, we have authority to issue up to 20,000,000 preferred shares. At March 1, 1999, we had outstanding 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares and 180,000 shares of 5.00% Series Z Cumulative Redeemable Preferred Shares. Additionally, we have reserved 2,000,000 shares of 8.625% Series B Cumulative Redeemable Preferred Shares, none of which are currently outstanding but which may be issued upon exchange of preferred units of Gables Realty Limited Partnership, as described below. The general terms of our cumulative redeemable preferred shares are as follows:

         - 8.30% Series A Cumulative Redeemable Preferred Shares. We currently have outstanding 4,600,000 Series A shares. Dividends are cumulative from the date of original issuance and are payable quarterly at the rate of 8.30% per annum of the $25.00 liquidation preference. The Series A shares rank as to rights to dividends and in liquidation on a parity with the Series B shares and senior to the Series Z shares. We may redeem the Series A shares at any time on or after July 24, 2002 for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series A shares have no stated maturity and are not subject to any sinking fund or mandatory redemption and are not convertible into any other of our securities.

         - 8.625% Series B Cumulative Redeemable Preferred Shares. We have reserved 2,000,000 Series B shares, none of which are currently outstanding, for issuance upon exercise by the holders of Gables Realty Limited Partnership's 2,000,000 Series B preferred units of their right to exchange Series B preferred units for the Series B shares on a one-for-one basis. Holders may exercise their exchange right in whole but not in part (a) at any time on or after November 15, 2008, (b) at any time if full quarterly distributions are not made for six quarters, or (c) upon the occurrence of particular specified events related to the treatment of the Series B preferred units for federal income tax purposes. Distributions on the Series B preferred units are, and dividends on the Series B shares, if, and when issued, will be, cumulative from the date of original issuance and are, or will be, payable quarterly at the rate of 8.625% per annum of the $25.00 liquidation preference. The Series B shares rank as to rights to dividends and in liquidation on a parity with the Series A shares and senior to the Series Z shares. We may redeem the Series B preferred units and the Series B shares at any time on or after November 15, 2003 for cash at a redemption price of $25.00 per unit or share, plus all accumulated, accrued and unpaid distributions or dividends. We may redeem the Series B preferred units before November 15, 2003 if the holders elect to exchange them for Series B shares. The Series B preferred units and the Series B shares have no stated maturity, are not subject to any sinking fund or mandatory redemption, and are not convertible into any other of our securities.

         - 5.00% Series Z Cumulative Redeemable Preferred Shares. We currently have outstanding 180,000 Series Z shares. Dividends on the Series Z shares are cumulative from the date of original issuance and are payable on June 18 of each year, commencing June 18, 2008, at the rate of 5.00% per annum of the $25.00 liquidation preference. We may redeem the Series Z shares at any time for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. The Series Z shares are subject to mandatory redemption on June 18, 2018 and are not subject to any sinking fund or convertible into any other of our securities. With respect to dividends and liquidation distributions, the Series Z shares currently rank junior to all other designated preferred shares, including the Series A shares and the Series B shares.

         We do not have any other preferred shares outstanding as of the date of this prospectus. We may issue preferred shares from time to time, in one or more series, as authorized by our Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland General Corporation Law and our declaration of trust to fix for each series, subject to the provisions of our declaration of trust regarding excess shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then market price of such common shares.

              LIMITS ON OWNERSHIP OF SHARES OF BENEFICIAL INTEREST


OWNERSHIP LIMIT

         For us to qualify as a real estate investment trust under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year other than the first year, and such shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months other than the first year or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our shareholders, our declaration of trust provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our shares of beneficial interest. Notwithstanding the preceding sentence, the trustees at their option and in their discretion may approve such ownership by selected persons. The Board of Trustees does not expect that it would waive the 9.8% ownership limit in the absence of the ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it that the changes in ownership will not, then or in the future, jeopardize our status as a real estate investment trust. Any transfer of shares of beneficial interest including warrants or any security convertible into shares of beneficial interest that would create a direct or indirect ownership of shares of beneficial interest in excess of the 9.8% ownership limit or that would result in our disqualification as a real estate investment trust, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons or that results in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, shall be void and have no effect. The intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all cash tender offer by it which has been accepted by at least two-thirds of our outstanding shares.

SHARES OWNED IN EXCESS OF OWNERSHIP LIMIT

         Shares of beneficial interest owned, or deemed to be owned, or transferred to a shareholder in excess of the 9.8% ownership limit will automatically be exchanged for excess shares that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such shares of beneficial interest may be ultimately transferred without violating the 9.8% ownership limit. While the excess shares are held in trust:

         -        they will not be entitled to vote;

         - they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote; and

         - except upon liquidation, they will not be entitled to participate in dividends or other distributions.

         Any dividends or distributions paid to a proposed transferee of excess shares prior to our discovery that shares of beneficial interest have been transferred in violation of the provisions of our declaration of trust are required to be repaid to us upon demand. The excess shares are not treasury shares, but rather constitute a separate class of our issued and outstanding shares of beneficial interest. The original transferee-shareholder may, at any time the excess shares are held by us in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the shares of beneficial interest exchanged into such excess shares would be permitted under the 9.8% ownership limit, at a price not in excess of the price paid by the original transferee-shareholder for the shares of beneficial interest that were exchanged for excess shares.

Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for shares of beneficial interest of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

RIGHT TO PURCHASE EXCESS SHARES

         In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by us in trust, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the shares of beneficial interest by the original transferee-shareholder or the market price of the shares of beneficial interest on the date we exercise our option to purchase. The market price will be determined in the manner set forth in our declaration of trust. The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no such notice is given, the date on which the Board of Trustees determines that a violative transfer has been made.

         Every owner of more than 5% of the issued and outstanding common shares must file a written notice with us containing the information specified in our declaration of trust no later than January 30 of each year. Owners of 5% or less of the issued and outstanding common shares may be required by the Internal Revenue Code or regulations thereunder to file such notice. Each shareholder will upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         This ownership limitation may have the effect of precluding the acquisition of control of Gables Residential Trust unless the Board of Trustees determines that our maintenance of real estate investment trust status is no longer in our best interests.

                    IMPORTANT PROVISIONS OF MARYLAND LAW AND
                       OUR DECLARATION OF TRUST AND BYLAWS

         The following is a summary of important provisions of Maryland law and our declaration of trust and bylaws which affect us and our shareholders. The description below is intended as only a summary. You can access complete information by referring to Maryland General Corporation Law and our declaration of trust and bylaws.

MARYLAND BUSINESS COMBINATION STATUTE

         Maryland law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

         "Interested shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested shareholder or its affiliates for a period of five years after the date on which the shareholder first became an interested shareholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by all holders of outstanding voting shares other than the interested shareholder. A business combination with an interested shareholder that is approved by the board of directors of a Maryland corporation at any time before an interested shareholder first becomes an interested shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by holders of outstanding voting shares who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation with a shareholder who was an interested shareholder on the date of the shareholder vote.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

         Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust. "Control shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority of all voting power. Control shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to applicable exceptions.

         A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares, upon satisfaction of relevant conditions, including an undertaking to pay expenses. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

         If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute with respect to the control shares, then, subject to applicable conditions and limitations, the trust may redeem any or all of the control shares for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

         The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

         The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

LIMITATION OF SHAREHOLDERS' LIABILITY

         Under Maryland law, shareholders generally are not responsible for the corporation's debts or obligations, and our declaration of trust specifically provides that no shareholder of ours will be personally liable for any of our obligations. Our bylaws further provide that we will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his or her being or having been a shareholder, and that we will reimburse each shareholder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and particular statutory liability, the shareholder may, in some jurisdictions, including Texas, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we will carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

LIMITATION OF TRUSTEES' AND OFFICERS' LIABILITY

         Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers so that none of its trustees or officers shall be liable to it or to any shareholder for money damages except to the extent that:

         - the trustee or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or

         - a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in a proceeding that the trustee's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         Our declaration of trust has incorporated the provisions of such law limiting the liability of trustees and officers. Gables GP, Inc.'s articles of incorporation contain similar provisions that are consistent with Texas law.

         Our bylaws require us to indemnify, to the full extent of Maryland law, any present or former trustee or officer and such person's spouse and children who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that we have received a written affirmation by the person to be indemnified that he or she has met the standard of conduct necessary for indemnification by us as authorized by our bylaws. We shall not be required to indemnify such person if:

         - it is established that (1) such person's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (2) such person actually received an improper personal benefit in money, property or services or
                  (3) in the case of a criminal proceeding, such person had reasonable cause to believe that the Indemnitee's act or omission was unlawful;

         -        the proceeding was initiated by such person;

         - such person received payment for such expenses pursuant to insurance or otherwise; or

         - the proceeding arises under Section 16 of the Securities Exchange Act of 1934.

         Pursuant to our bylaws, the person to be indemnified is required to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law or to which the person to be indemnified may be entitled. Gables GP, Inc.'s bylaws contain similar provisions that are consistent with Texas law.

INDEMNIFICATION AGREEMENTS

         We have entered into indemnification agreements with each of our trustees and officers. The indemnification agreements require, among other things, that we indemnify our trustees and officers to the fullest extent permitted by law and advance to our trustees and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our trustees and officers seeking to enforce their rights under the indemnification agreements and cover our trustees and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our declaration of trust and our bylaws, it provides greater assurance to our trustees and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Trustees or by our shareholders to eliminate the rights it provides.

      FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

        The following is a general summary of the material federal income tax considerations and consequences associated with an investment in our common shares. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

         WE URGE YOU, AS A PROSPECTIVE INVESTOR, TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE, HOLDING AND SALE OF OUR COMMON SHARES.

FEDERAL INCOME TAXATION

         In the opinion of our tax counsel, Goodwin, Procter & Hoar LLP, commencing with our first taxable year ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results. Goodwin, Procter & Hoar LLP has relied on our representations regarding our operations and has not and will not review these operating results. No assurance can be given that actual operating results have met or will meet these requirements.

         If we have qualified and continue to qualify for taxation as a real estate investment trust, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the shareholder level when distributed. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the shareholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

FAILURE TO QUALIFY

         If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, we must derive a minimum percent of our gross income from specified sources in order to qualify as a real estate investment trust. If we fail to satisfy these gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause, which is a condition to qualification for relief from the four-year disqualification rule.

TAXATION OF UNITED STATES SHAREHOLDERS AND POTENTIAL TAX CONSEQUENCES OF THEIR INVESTMENT IN THE COMMON SHARES

         When we refer to a United States shareholder, we mean a holder of common shares that is for federal income tax purposes

         -        an individual who is a citizen or resident of the United
                  States;

         - a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

         - a partnership, trust or estate treated as a domestic partnership, trust or estate.

For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States shareholders will be taxed as follows.

         Distributions generally. Distributions other than capital gain dividends to United States shareholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any of our outstanding preferred shares and then to our common shares. Such dividends will be taxable to the shareholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States shareholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States shareholder's tax basis in the shares, and the distribution in excess of a United States shareholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by us and received by the shareholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States shareholders may not include on their own federal income tax returns any of our tax losses.

         Capital gain dividends. Dividends to United States shareholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the shareholder has held his common shares. However, corporate shareholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

         Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its shareholders, the real estate investment trust will pay the income tax on such gains and the real estate investment trust shareholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust shareholder will be deemed to have paid his share of the tax paid by the real estate investment trust, which will be credited or refunded to the shareholder. The basis of each shareholder's real estate investment trust shares will be increased by his proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such shareholder's long-term capital gains.

         Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from us and gain from the disposition of the common shares will not be treated as passive activity income, and therefore shareholders may not be able to apply any passive losses against such income. Dividends from us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of the common shares or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

         Sale of the common shares. Upon the sale or exchange of the common shares, the United States shareholder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of the common shares sold or exchanged. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a United States shareholder on the sale of common shares held for not more than six months and with respect to which capital gains were required to be included in such shareholder's income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

         Treatment of tax-exempt shareholders. Distributions, including deemed distributions of undistributed long-term capital gains, from us to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute unrelated business taxable income unless the shareholder has borrowed to acquire or carry his common shares. However, certain qualified trusts that hold more than 10% by value of the shares of a particular real estate investment trust may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

BACKUP WITHHOLDING

         Under the backup withholding rules, a United States shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from the sale of, the common shares unless such shareholder (1) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States shareholder who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

         We will report to shareholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to the common shares during the calendar year.

STATE AND LOCAL TAX

         Gables Residential Trust and our shareholders may be subject to state and local tax in various states and localities, including those in which we or our shareholders transact business, own property or reside. The tax treatment of us and our shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

                 REGISTRATION RIGHTS OF THE SELLING SHAREHOLDERS

         The following is a summary of the material terms and provisions of the registration rights and lock-up agreement, which we entered into in connection with our April 1998 acquisition of the properties and operations of Trammell Crow Residential South Florida. It may not contain all the information that is important to you. You can access complete information by referring to the registration rights and lock-up agreement.

         Under the registration rights and lock-up agreement, we are obligated to file a registration statement covering the sale by the selling shareholders of the common shares that they may acquire in exchange for the common units of Gables Realty Limited Partnership that they received when we acquired Trammell Crow Residential South Florida in April 1998. Under the terms of the registration rights and lock-up agreement, the selling shareholders may not exchange their units for common shares until after April 1, 1999. Under the registration rights and lock-up agreement, we also must use reasonable efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and to keep the registration statement continuously effective until the earliest of (1) the date on which the selling shareholders no longer hold any exchanged common shares or any units issued in connection with the Trammell Crow Residential South Florida acquisition or (2) the date on which all of the exchanged common shares held or acquired in the future by the selling shareholders have become eligible for sale under Rule 144(k) of the Securities Act of 1933. Any common shares sold by the selling shareholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights and lock-up agreement.

         The registration rights and lock-up agreement requires that we bear all expenses of registering the common shares with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling shareholders. We also agreed to indemnify the selling shareholders and their officers, directors and other affiliated persons and any person who controls a selling shareholder against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to certain limitations. In addition, the selling shareholders agreed to indemnify us and our trustees, officers and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws if they result from (1) written information furnished to us by the selling shareholders for use in the registration statement or this prospectus or any amendments to the registration statement or any prospectus supplements or (2) the selling shareholders' failure to deliver, or cause to be delivered, this prospectus or any amendments or prospectus supplements to any purchaser of common shares covered by this prospectus from the selling shareholders through no fault of ours.

                            THE SELLING SHAREHOLDERS

         The following table sets forth the number of common shares and units beneficially owned by the selling shareholders as of March 1, 1999, the number of common shares covered by this prospectus and the total number of common shares and units which the selling shareholders will beneficially own upon completion of this offering. This table assumes that the selling shareholders exchange for common shares all of the units issued by Gables Realty Limited Partnership in connection with our acquisition of the properties and operations of Trammell Crow Residential South Florida, and that the selling shareholders offer for sale all of those common shares.

         The common shares offered by the prospectus will be offered from time to time by the selling shareholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling shareholders, or on our records, as of March 1, 1999 and are accurate to the best of our knowledge. It is possible, however, that the selling shareholders may acquire or dispose of additional common shares or units from time to time after the date of this prospectus.

                                COMMON SHARES              UNITS
                                BENEFICIALLY           BENEFICIALLY                            COMMON SHARES AND
                                 OWNED AS OF            OWNED AS OF          COMMON SHARES     UNITS TO BE OWNED
       NAME                   MARCH 1, 1999(1)       MARCH 1, 1999(2)      OFFERED HEREBY(3)   AFTER OFFERING(4)
       ----                   ----------------       ----------------      -----------------   -----------------

James J. Billik                         0                  7,158                 7,158                 0

Clifford A. Breining                  300                 25,445                25,445               300

Brad D. Bryant(5)                   2,100                 72,864                72,864             2,100

CFP Residential, L.P.(6)                0                372,763               372,763                 0

Ann Cash(7)                             0                 24,316                24,316                 0

Harlan R. Crow                          0                    859(8)                459               400

Crow Residential Realty
   Investors, L.P.(9)                   0                 49,665                49,665                 0

Trammell S. Crow                        0                  1,707                   680             1,027

Joseph B. Fraser III                    0                  1,080                 1,080                 0

Terence C. Golden                       0                 36,174                16,688            19,486

Michael M. Hefley(10)               2,100                 98,714                98,714             2,100

Greg W. Iglehart(11)                2,100                230,000               230,000             2,100

JRT Holdings, Inc.(12)                  0                 27,223                27,223                 0

J. Ronald Terwilliger
   Grantor Trust(13)                    0                 49,665                49,665                 0

William C. McDonald                     0                 52,433                52,433                 0

W. Snowden Marshall                     0                  2,671                 2,671                 0

Randy J. Pace                      10,733                133,051                56,671            87,113

RCS Development Corporation(14)         0                 31,804                31,804                 0

Bettina Scherer(15)                     0                 22,228                22,228                 0

Christopher Smiles(16)                  0                 24,043                24,043                 0

Robert C. Speicher                      0                131,650(17)           131,650                 0

TCF Residential                         0
   Partnership, Ltd.(18)                                 140,266               140,266                 0

J. Ronald Terwilliger                   0                546,717(19)           263,459           283,258(20)

Patricia B. Terwilliger                 0                192,300(21)           192,300                 0

Chris D. Wheeler(22)                2,100                454,171               454,171             2,100
                                   ------              ---------             ---------           -------
TOTAL                              19,433              2,728,967             2,348,416           399,984
                                   ======              =========             =========           =======


(1) Does not include common shares that may be issued in exchange for units beneficially held as of March 1, 1999.

(2) All units listed in this column may be exchanged, under certain circumstances, for an equal number of common shares. Unless otherwise noted, all information is as of March 1, 1999.

(3) These common shares represent the common shares that the selling shareholders may acquire upon presentation of the units for redemption, which may occur at any time after April 1, 1999.

(4) Assumes that all common shares issuable upon redemption of the units will be sold by the selling shareholders. Unless otherwise noted, in the case of each selling shareholder, the percentage of our common shares that will be held by such selling shareholder (assuming all remaining units held by such person are presented for redemption and are exchanged for common shares) after completion of this offering will be less than one percent (1%). The total number of common shares outstanding used in calculating such percentage (1) is based on the total number of common shares outstanding as of March 1, 1999 (26,361,558) and (2) assumes that none of the remaining units held by other persons will be exchanged for common shares.

(5) Mr. Bryant is a Vice President of (1) Gables GP, Inc., a wholly-owned subsidiary of Gables Residential Trust and the sole general partner of Gables Realty Limited Partnership, and (2) Gables East Construction, Inc., a wholly-owned subsidiary of East Apartment Management, Inc., a corporation of which Gables Realty Limited Partnership owns 100% of the non-voting common stock and 1% of the voting common stock (collectively representing 99% of the equity interests of East Apartment Management, Inc.). Mr. Bryant's indicated ownership of common shares includes options to purchase 2,100 common shares which are exercisable within 60 days of March 1, 1999. It does not include 6,000 common shares (including 4,000 restricted shares) granted on April 1, 1999.

(6) Crow Family, Inc. is the general partner of CFP Residential, L.P. The chief executive officer of Crow Family, Inc. is Harlan R. Crow.

(7)   Ms. Cash is a Regional Vice President of East Apartment Management, Inc.

(8) Does not include (1) 372,763 units owned by CFP Residential, L.P., (2) 49,665 units owned by Crow Residential Realty Investors, L.P., (3) 140,266 units owned by TCF Residential Partnership, Ltd., (4) 1,688 units owned by TCF Interests Partnership, Ltd., (5) 263,402 units owned by CF/GBP, LLC or
      (6) 483,410 common shares owned by Crow Family Partnership, L.P. Mr. Crow is the chief executive officer of the general partners of the entities referred to in clauses (1)-(4) and clause (6) and is the chief executive officer of the general partner of the managing member of the entity referred to in clause (5).

(9) Crow Family, Inc. is the general partner of Crow Residential Realty Investors, L.P. The chief executive officer of Crow Family, Inc. is Harlan
      R. Crow.

(10)  Mr. Hefley is a Vice President of (1) East Apartment Management, Inc. and
      (2) Central Apartment Management, Inc., a corporation of which Gables Realty Limited Partnership owns 100% of the non-voting common stock and 1% of the voting common stock (collectively representing 99% of the equity interests of Central Apartment Management, Inc.). Mr. Hefley's indicated ownership of common shares includes options to purchase 2,100 common shares which are exercisable within 60 days of March 1, 1999. It does not include 6,000 common shares (including 4,000 restricted shares) granted on April 1, 1999.

(11) Mr. Iglehart is a Vice President of (1) Gables GP, Inc. and (2) Gables East Construction, Inc. Mr. Iglehart's indicated ownership of common shares includes options to purchase 2,100 common shares which are exercisable within 60 days of March 1, 1999. It does not include 7,500 common shares (including 5,000 restricted shares) granted on April 1, 1999.

(12)  The president of JRT Holdings, Inc. is J. Ronald Terwilliger.

(13) The sole trustee of the J. Ronald Terwilliger Grantor Trust is J. Ronald Terwilliger.

(14)  The president of RCS Development Corporation is Robert C. Speicher.

(15)  Ms. Scherer is a Regional Vice President of Gables East Construction, Inc.

(16)  Mr. Smiles is a Regional Vice President of East Apartment Management, Inc.

(17) Does not include 31,804 units owned by RCS Development Corporation, of which Mr. Speicher is president.

(18) Mill Spring Holdings, Inc. is the general partner of TCF Residential Partnership, Ltd. The chief executive officer of Mill Spring Holdings, Inc. is Harlan R. Crow.

(19) Does not include (1) 27,223 units owned by JRT Holdings, Inc., of which Mr. Terwilliger is president, (2) 49,665 units owned by the J. Ronald Terwilliger Grantor Trust, of which Mr. Terwilliger is the sole trustee, or (3) 192,300 units owned by Patricia B. Terwilliger, Mr. Terwilliger's spouse.

(20) Represents approximately 1.1% of the common shares outstanding as of March 1, 1999 (assuming (1) all remaining units held by Mr. Terwilliger are presented for redemption and are exchanged for common shares and (2) none of the remaining units held by other persons are exchanged for common shares).

(21)  Does not include 546,717 units owned by Mr. Terwilliger.

(22) Mr. Wheeler is a Trustee and a Senior Vice President of Gables Residential Trust and Gables GP, Inc. Mr. Wheeler's indicated ownership of common shares includes options to purchase 2,100 common shares which are exercisable within 60 days of March 1, 1999. It does not include 8,000 common shares (including 5,334 restricted shares) granted on April 1, 1999.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of the sale by the selling shareholders of the common shares covered by this prospectus.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the possible sale from time to time of up to an aggregate of 2,348,416 common shares by the selling shareholders, or any of their pledgees, donees, transferees or other successors in interest. If the selling shareholders present units to Gables Realty Limited Partnership for redemption, we may, at our election, acquire such units in exchange for common shares in accordance with the terms of Gables Realty Limited Partnership's agreement of limited partnership, as amended. We are registering the common shares pursuant to our obligations under the registration rights and lock-up agreement, but the registration of the common shares does not necessarily mean that any of the common shares will be offered or sold by the selling shareholders.

         The distribution of the common shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. Underwriters may sell the common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The selling shareholders and any underwriters, dealers or agents that participate in the distribution of the common shares may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of common shares is made by the selling shareholders, a prospectus supplement, if required, will be distributed that will, where applicable:

         -        identify any underwriter, dealer or agent;

         - describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

         -        identify the amounts underwritten;

         - identify the nature of the underwriter's obligation to take the common shares; and

         -        provide any other required information.

         The sale of common shares by the selling shareholders may also be effected by selling common shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the common shares as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or other exchanges on which the common shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

         Common shares may also be sold in one or more of the following transactions:

         - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

         - a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

         - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

         - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

         - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the common shares which is not expected to exceed that customary in the types of transactions involved.

         To comply with applicable state securities laws, the common shares will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, common shares may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses relating to the offering and sale of the common shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents, will be paid by us. We have agreed to indemnify the selling shareholders against some losses, claims, damages, actions, liabilities, costs and expenses, including liabilities under the Securities Act of 1933. See "Registration Rights of the Selling Shareholders."

                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants. These audited financial statements are incorporated in this prospectus by reference in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving those reports.

                            VALIDITY OF COMMON SHARES

         The validity of the common shares we are offering will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

================================================================================

         You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different or additional information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                                   ----------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary.........................................................   2
Risk Factors...............................................................   4
Where You Can Find More Information........................................  10
Incorporation of Documents By Reference....................................  10
Forward-Looking Statements.................................................  11
Our Company................................................................  12
Description of Common Shares...............................................  13
Limits on Ownership of Shares of Beneficial Interest.......................  16
Important Provisions of Maryland Law and Our Declaration of
   Trust and Bylaws........................................................  18
Federal Income Tax Considerations and Consequences of
   Your Investment.........................................................  21
Registration Rights of the Selling Shareholders............................  24
The Selling Shareholders...................................................  25
Use of Proceeds............................................................  27
Plan of Distribution.......................................................  27
Experts....................................................................  28
Validity of Securities.....................................................  28


                                   ----------

================================================================================


                                2,348,416 SHARES



                            GABLES RESIDENTIAL TRUST



                                 COMMON SHARES



                                   ----------
                                   PROSPECTUS
                                   ----------





                                 APRIL __, 1999


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

         Registration fee -- Securities and Exchange Commission......... $14,669
         Accountants' fees and expenses.................................   5,000
         Blue Sky fees and expenses.....................................   1,500
         Legal fees and expenses (other than Blue Sky)..................   7,500
         Printing expenses..............................................   2,000
         Miscellaneous..................................................   1,500
                                                                         -------

         TOTAL.......................................................... $32,169
                                                                         =======

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Gables Residential Trust.

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         Gables Residential Trust's declaration of trust and Gables Realty Limited Partnership's agreement of limited partnership, as amended, provides limitations on the liability of Gables Residential Trust's trustees and officers for monetary damages to Gables Residential Trust. The declaration of trust and the bylaws obligate Gables Residential Trust to indemnify its trustees and officers, and permit Gables Residential Trust to indemnify its employees and other agents, against particular liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Gables Residential Trust and the shareholders against these individuals.

         Gables Residential Trust's bylaws require it to indemnify, to the full extent of Maryland law, any present or former trustee or officer (and such person's spouse and children) (an "Indemnitee") who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that Gables Residential Trust shall have received a written affirmation by the Indemnitee that he or she has met the standard of conduct necessary for indemnification by Gables Residential Trust as authorized by the bylaws. Gables Residential Trust shall not be required to indemnify an Indemnitee if (a) it is established that (1) the Indemnitee's act or omission was committed in bad faith or was the result of active or deliberate dishonesty,
(2) the Indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the Indemnitee's act or omission was unlawful, (b) the proceeding was initiated by the Indemnitee, (c) the Indemnitee received payment for such expenses pursuant to insurance or otherwise or (d) the proceeding arises under Section 16 of the Securities Exchange Act of 1934. Pursuant to the bylaws, the Indemnitee is required to repay the amount paid or reimbursed by Gables Residential Trust if it shall ultimately be determined that the standard of conduct was not met. Gables Residential Trust's bylaws permit Gables Residential Trust to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law or to which the Indemnitee may be entitled. The bylaws of Gables GP, Inc., a Texas corporation and wholly-owned subsidiary of Gables Residential Trust and the general partner of Gables Realty Limited Partnership, contain similar provisions that are consistent with Texas law.

         Each of Gables Residential Trust's executive officers and trustees has entered into an indemnification agreement with Gables Residential Trust, Gables Realty Limited Partnership and Gables GP, Inc. The indemnification agreements require, among other matters, that Gables Residential Trust, Gables Realty Limited Partnership and Gables GP, Inc. indemnify Gables Residential Trust's executive officers and trustees to the fullest extent permitted by law and advance to Gables Residential Trust's executive officers and trustees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Gables Residential Trust must also indemnify and advance all expenses incurred by Gables Residential Trust's executive officer and trustees seeking to enforce their rights under the indemnification agreements and cover them under Gables Residential Trust's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to the trustees and executive officers that indemnification will be available because such contracts cannot be modified unilaterally in the future by the Board or the shareholders to eliminate the rights they provide.

         The registration rights and lock-up agreement between Gables Residential Trust and the selling shareholders provides for the indemnification of Gables Residential Trust, its officers, trustees, and other persons for certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

4.1 Amended and Restated Declaration of Trust of Gables Residential Trust (incorporated herein by reference to Gables Residential Trust's Registration Statement on Form S-11 (File No. 33-70570), as amended).

4.2 Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 8.30% Series A Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.1 to Gables Residential Trust's Current Report on Form 8-K dated July 24, 1997 (File No. 1-12590)).

4.3 Articles of Amendment to Gables Residential Trust's Amended and Restated Declaration of Trust (incorporated herein by reference to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.4 Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 5.00% Series Z Cumulative Redeemable Preferred Shares (incorporated herein by reference to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.5 Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 8.625% Series B Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.1 to Gables Residential Trust's Current Report on Form 8-K dated November 12, 1998 (File No. 1-12590)).

4.6 Second Amended and Restated Bylaws of Gables Residential Trust (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Registration Statement on Form 8-A/A-2 (File No. 1-12590)).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

8.1      Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits
         5.1 and 8.1).

24.1     Power of Attorney (included on the signature page hereof).

99.1     Registration Rights and Lock-Up Agreement dated April 1, 1998.

99.2 Fourth Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership (incorporated herein by reference to Exhibit
         4.2 to Gables Residential Trust's Current Report on Form 8-K dated November 12, 1998 (File No. 1-12590)).

ITEM 17.  UNDERTAKINGS.

         (a)      Gables Residential Trust hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
         Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Gables Residential Trust pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Gables Residential Trust hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Gables Residential Trust's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Gables Residential Trust pursuant to the foregoing provisions, or otherwise, Gables Residential Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Gables Residential Trust of expenses incurred or paid by a trustee, officer or controlling person of Gables Residential Trust in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Gables Residential Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on April 8, 1999.



                                        GABLES RESIDENTIAL TRUST

                                        By: /s/ Marcus E. Bromley
                                            ------------------------------------
                                            Marcus E. Bromley
                                            Chairman and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Gables Residential Trust hereby severally constitute Marcus E. Bromley and John T. Rippel, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Gables Residential Trust to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

    Signature                          Capacity                        Date
    ---------                          --------                        ----

/s/ Marcus E. Bromley         Chairman of the Board of Trustees    April 8, 1999
---------------------------   and Chief Executive Officer
Marcus E. Bromley             (Principal Executive Officer)

/s/ Marvin R. Banks, Jr.      Chief Financial Officer              April 8, 1999
---------------------------   (Principal Financial Officer and
Marvin R. Banks, Jr.          Principal Accounting Officer)


/s/ John T. Rippel            President, Chief Operating Officer   April 8, 1999
---------------------------   and Trustee
John T. Rippel


/s/ Chris D. Wheeler          Senior Vice President                April 8, 1999
---------------------------   and Trustee
Chris D. Wheeler


/s/ David M. Holland          Trustee                              April 8, 1999
---------------------------
David M. Holland


/s/ Lauralee E. Martin        Trustee                              April 8, 1999
---------------------------
Lauralee E. Martin


/s/ John W. McIntyre          Trustee                              April 8, 1999
---------------------------
John W. McIntyre


/s/ D. Raymond Riddle         Trustee                              April 8, 1999
---------------------------
D. Raymond Riddle

                                  EXHIBIT INDEX


EXHIBIT NO.                        DESCRIPTION


4.1 Amended and Restated Declaration of Trust of Gables Residential Trust (incorporated herein by reference to Gables Residential Trust's Registration Statement on Form S-11 (File No. 33-70570), as amended).

4.2 Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 8.30% Series A Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.1 to Gables Residential Trust's Current Report on Form 8-K dated July 24, 1997 (File No. 1-12590)).

4.3 Articles of Amendment to Gables Residential Trust's Amended and Restated Declaration of Trust (incorporated herein by reference to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.4 Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 5.00% Series Z Cumulative Redeemable Preferred Shares (incorporated herein by reference to Gables Residential Trust's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-12590)).

4.5 Articles Supplementary to Gables Residential Trust's Amended and Restated Declaration of Trust creating the 8.625% Series B Cumulative Redeemable Preferred Shares (incorporated herein by reference to Exhibit 4.1 to Gables Residential Trust's Current Report on Form 8-K dated November 12, 1998 (File No. 1-12590)).

4.6 Second Amended and Restated Bylaws of Gables Residential Trust (incorporated herein by reference to Exhibit 3.1 to Gables Residential Trust's Registration Statement on Form 8-A/A-2 (File No. 1-12590)).

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities and interests being registered.

8.1      Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Goodwin, Procter & Hoar LLP (included as part of Exhibits
         5.1 and 8.1).

24.1     Power of Attorney (included on the signature page hereof).

99.1     Registration Rights and Lock-Up Agreement dated April 1, 1998.

99.2 Fourth Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership (incorporated herein by reference to Exhibit
         4.2 to Gables Residential Trust's Current Report on Form 8-K dated November 12, 1998 (File No. 1-12590)).